Exhibit 10.1

Adjustments to Compensation for Named Executive Officers Effective April 1, 2006

	Former Annual Salary	New Annual Salary
Adjusted salary for Chief Executive Officer	$350,000	$375,000
Adjusted salary for Chief Financial Officer	$185,000	$205,000
Adjusted salary for Chief Operating Officer	$225,000	$235,000